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                                                                    EXHIBIT 11.1

                              GART SPORTS COMPANY
                 Statement re Computation of Per Share Earnings

                                                                           Fiscal Years               39 Weeks Ended
                                                               ---------------------------------  ------------------------
                                                                                                  October 5,   October 4,
                                                                                                     1996         1997
                                                                                                   --------     --------
                                                                 1994          1995       1996    (unaudited)  (unaudited)
                                                               --------      --------    -------
                                                                   (Dollars in thousands, except share and per share data)
Earnings per share:

Net income attributable to common stock                        $    3,580    $      508  $    4,457  $      435   $    1,323

Common and common equivalent shares outstanding:

    Historical common shares outstanding at
    beginning of period                                         5,845,220     5,737,344   5,527,444   5,527,444    5,505,944

    Effect of common stock and common stock
    equivalents issued within one year prior to
    initial public offering                                          --            --          --          --           --

    Weighted average common equivalent shares issued(1)             --            --          --          --           --

    Weighted average treasury stock purchased                    (133,334)      (55,533)    (14,558)    (12,356)      (3,344)

    Weighted average shares of common stock                        73,032          --          --          --           --

    Weighted average common and common equivalent
    shares outstanding                                          5,784,918     5,681,811   5,512,886   5,515,088    5,502,600

Earnings per common share                                      $     0.62    $     0.09  $     0.81  $     0.08   $     0.24
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(1) Weighted average common equivalent shares issued are not significant, and as a result have been omitted.